Exhibit 5.1

July 11, 2023

The Board of Directors

BranchOut Food Inc.

205 SE Davis Avenue, Suite C

Bend, Oregon 97702

Re:	Registration Statement on Form S-8 filed by BranchOut Food Inc. with respect to the BranchOut Food Inc. 2022 Equity Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel to BranchOut Food Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-8 as supplemented or amended from time to time, (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) on July 11, 2023.

The Registration Statement relates to the registration under the Securities Act of an aggregate of 600,000 shares of common stock, $0.001 par value, of the Company (the “Common Shares”) issuable under the BranchOut Food Inc. 2022 Equity Incentive Plan (the “Plan”), to Plan participants.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and all exhibits thereto, including, but not limited to, the Plan, the Articles of Incorporation and Bylaws of the Company currently in effect, and have also examined and relied upon minutes of meetings and/or resolutions of the board of directors of the Company as provided to us by the Company, and such other documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Shares have been duly authorized by the Company, and when issued to Plan participants in accordance with the provisions of the Plan and paid for in accordance with the terms thereof, respectively, and pursuant to the Registration Statement, the Common Shares will be validly issued, fully paid and nonassessable.

In rendering our opinion, we have relied on the applicable laws of the State of Nevada, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada and the existing laws of the United States of America. We express no opinion as to the laws of any other jurisdiction.

This opinion letter speaks as of the date hereof. We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter). This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

/s/ Parr Brown Gee & Loveless

PARR BROWN GEE & LOVELESS